Exhibit 10.27

Summary of Executive Compensation

The following is a summary of the compensation of the executive officers of Adept Technology, Inc. (the “Company”) in effect as of the date of filing the Company’s Annual Report on Form 10-K.

Current Executive Officers	Annual Base Salary (1)		Fiscal 2010 Incentive Compensation (2)	Other Annual Compensation (3)
John Dulchinos President and Chief Executive Officer		$185,250		Health care coverage; long-term disability and group term life insurance excess premiums; and housing allowance (of less than $35,000)

Lisa M. Cummins Vice President of Finance and Chief Financial Officer		$176,000		Health care coverage; long-term disability and group term life insurance excess premiums

Joachim Melis Vice President, Worldwide Sales	EUR	112,000	See footnote (4)	Car allowance

David Pap Rocki Vice President, Worldwide Operations		$138,110		Health care coverage; long-term disability and group term life insurance excess premiums

(1)	Reflects annual base salary amounts following the implementation of temporary salary reductions of approximately 35% for Mr. Dulchinos, 30% for Mr. Pap Rocki and 20% for Ms. Cummins and Mr. Melis, which were implemented during the second half of fiscal 2009 and will remain in place until removed or modified by the Compensation Committee.

(2)	Messrs. Dulchinos and Pap Rocki and Ms. Cummins did not receive bonus awards pursuant to the Fiscal 2009 Executive Bonus Program, and a Fiscal 2010 bonus program has not been adopted at this time.

(3)	Other benefits to be provided by the Company to the identified executive officer. Equity awards have been granted to the executive officers pursuant to option agreements and restricted stock agreements, the forms of which have been approved by the Compensation Committee and filed with the Securities and Exchange Commission.

(4)	Pursuant to the Fiscal 2010 cash incentive program for Mr. Joachim Melis, Adept’s Vice President, Worldwide Sales, Mr. Melis will be entitled to receive a cash bonus based upon Adept’s gross revenues for each fiscal quarter. The cash bonus would consist of: (i) 0.1% of revenue achieved between $9 million to $12.5 million, plus (ii) 0.5% of revenue between $12.5 million to $15 million, plus (iii) 1.0% of the revenue in excess of $15 million, in each case for the relevant fiscal quarter. No compensation is payable for quarterly revenue below $9 million. If the Company achieves positive adjusted EBITDA for fiscal 2010, Mr. Melis will be entitled to receive the greater of incentive payments actually earned for the fiscal year and $75,000. Adjusted EBITDA, as used by the Company, means earnings before interest income, income taxes, depreciation and amortization and goodwill impairment, and stock-based compensation expense under SFAS No. 123(R).